                                                                      Exhibit 99

[LOGO]
WILLIAMS
SCOTSMAN


FOR IMMEDIATE RELEASE

For more information, please contact:
William C. LeBuhn
Chief Administrative Officer
Williams Scotsman, Inc.
(410) 931-6106

     John Cantlin Joins Williams Scotsman, Inc. as Senior Vice President and
                             Chief Financial Officer

         (Baltimore - January 29, 2003) - Williams Scotsman is pleased to announce that John Cantlin has accepted a position as Senior Vice President and Chief Financial Officer for its worldwide operations and begins mid-February. John joins Williams Scotsman from American Industrial Partners where he has served as CFO and Executive Vice President of two of their portfolio companies. He brings 30 years of financial management and operations experience, including international experience, to Williams Scotsman. Executive positions he has held include CFO of RBX Corporation, Stockham Valves, and several divisions of FMC Corporation.

         "John will be a very strong addition to our executive team. In addition to his outstanding personal reputation, John brings a level of depth and breadth from his professional experiences that will help us achieve both our domestic and international business objectives", states Gerard E. Holthaus, Chairman, President and CEO of Williams Scotsman. "The combination of John's experience in operations, finance, mergers and acquisitions, combined with his international experience will lend itself very favorably to Williams Scotsman", concludes Holthaus.

         Williams Scotsman, Inc., headquartered in Baltimore, Maryland, operates a fleet of over 90,000 mobile office and storage units that are leased through a network of over 80 branch offices throughout the United States and Canada. The company serves over 25,000 customers in approximately 470 separate industries. In addition to its core leasing business, Williams Scotsman also provides delivery, installation, refurbishment and other services to its leasing customers and sells new and used mobile office products. For additional information on our Company, please visit our web site at www.willscot.com.

         Certain statements in this press release are "forward-looking" statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Because such statements are subject to risks and uncertainties, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are also encouraged to read the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and other risks disclosed from time to time in the Company's Securities and Exchange Commission reports and filings.

                                     - END -